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                                                                 EXHIBIT 11

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                                                         FLEET FINANCIAL GROUP, INC.
                                         COMPUTATIONS OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                                                 DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA

                                                   1997                           1996                          1995
                                        ------------------------------  -----------------------------  ---------------------------
                                                 Basic        Diluted         Basic          Diluted         Basic        Diluted
                                        ---------------  -------------  ------------  ---------------  ------------  -------------
Equivalent shares:
Average shares outstanding                 275,978,241    275,978,241   284,448,131      284,448,131   265,459,028    265,459,028
Additional shares due to:
  Stock options                                      -      2,897,825             -        1,599,088             -        952,901
  Warrants                                           -      5,426,339             -        3,965,768             -      3,549,616
  Dual convertible preferred stock                   -              -             -                -             -     16,033,994
                                        ===============  =============  ============  ===============  ============  =============
Total equivalent shares                    275,978,241    284,302,405   284,448,131      290,012,987   265,459,028    285,995,539
                                        ===============  =============  ============  ===============  ============  =============

(Dollars in millions, except per
  share data)
Earnings per share:
Net income                                      $1,367         $1,367        $1,221           $1,221        $  679         $  679
Less:  Preferred stock dividends                   (62)           (62)          (72)             (72)          (37)           (37)
       Exchange of dual convertible
         preferred stock                             -              -             -                -          (157)          (157)
                                        ---------------  -------------  ------------  ---------------  ------------  -------------
Adjusted net income                             $1,305         $1,305        $1,149           $1,149        $  485         $  485
                                        ===============  =============  ============  ===============  ============  =============
Total equivalent shares                    275,978,241    284,302,405   284,448,131      290,012,987   265,459,028    285,995,539
                                        ===============  =============  ============  ===============  ============  =============
Earnings per share on net income               $  4.73        $  4.59       $  4.04          $  3.96       $  1.83        $  1.70
                                        ===============  =============  ============  ===============  ============  =============
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